EXHIBIT 3.1

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
OF
TABATHA IV, INC.

Pursuant to the provisions of Section 110-106 of the Colorado Business Corporation Act, Tabatha IV, Inc., a Colorado corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Amended Articles of Incorporation:

ARTICLE I
The name of the Corporation is Tabatha IV, Inc.
ARTICLE II

The following amendment to the Articles of Incorporation was adopted by the Board of Directors and a majority of the shareholders of the Corporation on at a duly qualified shareholders meeting held on January 16, 2006. The amendment changes Article One of the Articles of Incorporation to change the name of the Corporation and is set forth below in Article III.

ARTICLE III
The FIRST ARTICLE of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:
“FIRST: The name of the corporation is Humanity Capital Holding Corp.”
ARTICLE IV

On January 16, 2006, the date on which the shareholders took action, there were 75,812,500 shares issued and outstanding and entitled to vote. Of the shares outstanding, 67,500,000 shares were present either by quorum or proxy on January 16, 2006, and, of which 67,500,000 shares were voted in favor of the amendment.

Executed this 1st day of May, 2006.
TABATHA IV, INC.

By: /s/ MIMBI ROBERTSON
Mimbi Robertson, President